Exhibit 7

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of the 7th day of December, 2009, by and among PWP Acquisition GP LLC (“PWP GP”), Perella Weinberg Partners Acquisition LP (“PWP” and, together with PWP GP, the “PWP Buyers”) and Perella Weinberg Partners Group LP (“PWP Group” and, together with the PWP Buyers and PWP, the “PWP Parties”), BNYH BPW Holdings LLC (“Brooklyn”), BNYH BPW 1 LLC (“BNYH 1”), BNYH BPW 2 LLC (“BNYH 2” and, together with BNYH 1, the “BNYH Sellers”) and Brooklyn NY Holdings LLC (the “Brooklyn Manager” and, together with Brooklyn and the BNYH Sellers, the “Brooklyn Parties”).

RECITALS

A.                   The BNYH Sellers are the sole members of Brooklyn, a Delaware limited liability company formed on October 5, 2007.

B.       Brooklyn is the owner of the following securities of BPW Acquisition Corp. (“BPW”): 2,960,830 units, representing 2,960,830 shares of common stock (the “Founders’ Shares”) and 2,960,830 warrants (the “Founders’ Warrants”), and 4,225,214 warrants (the “Sponsors’ Warrants” and, together with the Founders’ Shares and Founders’ Warrants, the “BPW Securities”).

C.       As of the date of this Agreement, BNYH 1 is the owner of 850 membership units of Brooklyn and BNYH 2 is the owner of 150 membership units of Brooklyn (collectively, the “Brooklyn Units”).

D.          The BNYH Sellers desire to sell, and the PWP Buyers desire to purchase, all of the BNYH Sellers’ right, title and interest in and to the Brooklyn Units, which represent 100% of the issued and outstanding membership units of Brooklyn.

E.        In connection with the purchase of the Brooklyn Units by the PWP Buyers, the PWP Buyers’ desire to assume all interests, rights and obligations under the operating agreement for Brooklyn dated as of October 5, 2007 (the “Operating Agreement”).

NOW, THEREFORE, in consideration of the foregoing Recitals, and the representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

1.             Purchase of Brooklyn Units. Subject to the terms and conditions herein, the BNYH Sellers hereby agree to sell the Brooklyn Units to the PWP Buyers and the PWP Buyers hereby agree to purchase the Brooklyn Units from the BNYH Sellers for an aggregate cash purchase price of $4,225,000.00 (the “Purchase Price”).

2.             Closing.

(a)        The closing of the purchase and sale of the Brooklyn Units (the “Closing”) shall take place on the date (the “Closing Date”) that BPW consummates its initial business combination (the “Transaction”).  On the Closing Date, the BNYH Sellers shall deliver an instrument of assignment, duly executed by the BNYH Sellers, with respect to the Brooklyn Units, together with all books and records of Brooklyn, to the PWP Buyers.

(b)        Within 30 days of the Closing Date, the PWP Buyers will pay the Purchase Price to the BNYH Sellers in accordance with written instructions provided by the BNYH Sellers to the PWP Buyers at any time prior to the Closing Date.

3.             Representations of the BNYH Sellers. The BNYH Sellers hereby, jointly and severally, represent and warrant to the PWP Parties that:

(a)                The BNYH Sellers are the owners of all right, title and interest in the Brooklyn Units (representing 100% of the ownership and membership interests in Brooklyn), free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances (other than as a result of this Agreement or any restrictions imposed by the federal securities laws and state securities laws).

(b)               The Brooklyn Units are not subject to a pledge, assignment, option or other right to buy.

(c)                The BNYH Sellers have the power and authority to enter into this Agreement and perform their obligations hereunder, including the ability to sell the Brooklyn Units to the PWP Buyers.

(d)               All acts required to be taken by the BNYH Sellers to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken.

(e)                This Agreement constitutes a legal, valid and binding obligation of the BNYH Sellers, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f)                The execution, delivery and performance of this Agreement by the BNYH Sellers in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party (except for (i) the consent of Citigroup Global Markets Inc. (“Citigroup”) and (ii) the Brooklyn Manager, which consents are being obtained herewith) or any governmental authority pursuant to any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which either of the BNYH Sellers is a party.

4.             Representations of Brooklyn. Brooklyn hereby represents and warrants to the PWP Parties that:

(a)                It is the sole owner of all right, title and interest in the BPW Securities, free and clear of all liens, security interests, charges, claims, restrictions and other encumbrances  (other than any restrictions imposed by the federal securities laws and state securities laws).

(b)               The BPW Securities are not subject to a pledge, assignment, option or other right to buy.

(c)                It has the power and authority to enter into this Agreement and perform its obligations hereunder.

(d)               All acts required to be taken by it to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken.

(e)                This Agreement constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f)                The execution, delivery and performance of this Agreement by Brooklyn in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party or any governmental authority pursuant to any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which Brooklyn is a party.

(g)                The Operating Agreement is the only written operating agreement for Brooklyn.

(h)               It is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Brooklyn has delivered to the PWP Parties a certificate evidencing the good standing and existence for Brooklyn in the State of Delaware, issued by the Secretary of State of the State of Delaware.

(i)                 It is not currently licensed or qualified to do business as a foreign limited liability company in any jurisdiction.

(j)                 It has conducted no operations since its formation, other than those relating strictly to the holding of the BPW Securities.

(k)               No assets or operations of any person or predecessor entity have ever been assigned to or assumed by Brooklyn.

(l)                 Except as set forth on Schedule 4(l), it has no bank accounts or other accounts.

(m)             Other than the purchase of certain BPW Securities by Roger W. Einiger, J. Richard Fredericks and Wolfgang Schoellkopf pursuant to the terms of (i) that certain Amended and Restated Securities Purchase Agreement, dated as of February 29, 2009, by and among PWP, Brooklyn and the parties identified on the signature pages thereto, and (ii) that certain Amended and Restated Securities Assignment Agreement, dated as of February 19, 2008, by and among PWP, Brooklyn and the parties identified on the signature pages thereto, no person or entity has contributed any capital to Brooklyn, other than the amounts relating to its organization and its purchase of the BPW Securities and there are no loans made to, or owed by, Brooklyn.

(n)               It has not entered into any lease, contract, arrangement or understanding, written or oral, with any party for any reason or purpose whatsoever other than related strictly to its ownership of the BPW Securities.

(o)               Other than (i) the Operating Agreement and (ii) the agreements entered into connection with the purchase of the BPW Securities by Brooklyn, there are no agreements, arrangements or understanding with any equity holder or any affiliate of Brooklyn.

(p)               All of the managers, members and officers of Brooklyn are set forth on Schedule 4(p).

(q)               It does not owe any money, including any legal fees, any charges related to its formation or any other amounts or expenses and has done nothing that will cause any sales, income, franchise, stamp or other taxes, penalties or fees to become due to any third party or government entity or agency, except as may result from existing as a limited liability company under Delaware law and having retained CT Corporation System as a registered agent in Delaware on its behalf, which such fees or charges will be paid by Brooklyn prior to the Closing.

(r)                 It has not filed any tax returns of any type and does not owe any taxes, except for minimum taxes that may be due as a result from existing as a limited liability company in Delaware, which taxes will be paid by Brooklyn prior to the Closing.

(s)                It has no assets of any kind other than the BPW Securities or to the extent its certificate of formation with the State of Delaware and its corporate existence would be deemed an asset, and has no liabilities of any kind.

(t)                 Neither Brooklyn nor, to the knowledge of Brooklyn, any of its principals has made any representations, undertakings or promises to any party except pursuant (i) the Operating Agreement; (ii) the agreements entered into connection with the purchase of the BPW Securities by Brooklyn and (iii) the other agreements referred to herein.

(u)               Brooklyn has never had any employees and has not made any filings of any type with any federal, state, local or foreign government office or agency for any reason whatsoever (other than the filing of the Certificate of Formation with the State of Delaware, filings with the Securities and Exchange Commission relating to its ownership of the BPW Securities and obtaining an employer identification number with the Internal Revenue Service).

(v)               Attached hereto as Exhibit A is a complete and correct copy of the Certificate of Formation of Brooklyn, together with all amendments thereto, certified to be true, complete and correct by the Secretary of State of the State of Delaware, and such Certificate of Formation has not been amended, modified or otherwise supplemented and no steps have been taken by the member of Brooklyn to effect or authorize any amendment or other modification to such Certificate of Formation since the date of such certificate from the Secretary of State.

(w)              The Employer Identification Number assigned to Brooklyn is 26-1191060.

5.             Representations of the Brooklyn Manager. The Brooklyn Manager hereby represents and warrants to the PWP Parties that:

(a)                It has full legal power to execute and deliver this Agreement and to perform its obligations hereunder.

(b)               All acts required to be taken by it to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken.

(c)                This Agreement constitutes a legal, valid and binding obligation of the Brooklyn Manager enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)               The execution, delivery and performance of this Agreement by the Brooklyn Manager in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party or any governmental authority pursuant to any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which the Brooklyn Manager is a party.

6.             Representations of the PWP Parties. Each of the PWP Parties hereby, jointly and severally, represent and warrant to the Brooklyn Parties that:

(a)                It has full legal power to execute and deliver this Agreement and to perform its obligations hereunder.

(b)               All acts required to be taken by it to enter into this Agreement and to carry out the transactions contemplated hereby have been properly taken.

(c)                This Agreement constitutes a legal, valid and binding obligation of each of the PWP Parties enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(d)               It understands that the Brooklyn Units are not registered under the Securities Act of 1933, as amended, or in any state and that such securities may not be sold unless they are subsequently registered or an exemption from such registration is available.

(e)                The Brooklyn Units are to be acquired for the PWP Buyers’ own account and is not intended to be sold or otherwise disposed of in violation of the securities laws of the United States.

(f)                It has had full access to any and all information with regard to Brooklyn, including financial statements and other documents, books and records available to the Brooklyn Parties that it deems relevant to the purchase of the Brooklyn Units, and it has had full access to management of Brooklyn to obtain whatever information it deemed relevant to its purchase of the Brooklyn Units.

(g)                Through its position with BPW and its knowledge and experience in financial and business matters, it is capable of evaluating the merits and risks of an investment in the BPW Securities and has obtained, in its judgment, sufficient information about BPW to evaluate the merits and risks of an investment in the BPW Securities.

(h)               The execution, delivery and performance of this Agreement by the PWP Parties in accordance with its terms will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any encumbrance pursuant to, or require the consent of any third party (except for the consent of Citigroup, which consent is being obtained herewith) or any governmental authority pursuant to any franchise, mortgage, indenture or deed of trust or any material lease, license or other agreement or any law, regulation, order, judgment or decree to which the PWP Parties is a party or by which the PWP Parties (or any of its assets, properties, operations or businesses) may be bound, subject to or affected.

7.             Additional Covenants and Agreements.

(a)        Immediately prior to the time that Brooklyn is obligated to purchase any shares of BPW’s common stock pursuant to that certain Rule 10b5-1 Stock Purchase Plan (the “Brooklyn Purchase Plan”), dated January 14, 2008, between Brooklyn, BPW and Citigroup, (i) the parties to the Brooklyn Purchase Plan will enter a termination agreement in the form attached as Exhibit B, to terminate the obligations of Brooklyn to make such purchases, and (ii) PWP, BPW and Citigroup will enter into an amendment to that certain Rule 10b5-1 Stock Purchase Plan (the “PWP Purchase Plan”), dated January 14, 2008, in the form attached as Exhibit C, to increase the maximum aggregate purchase price of shares of BPW common stock that PWP will be obligated to purchase to $25 million.

(b)        Effective as of the date of this Agreement, PWP, the PWP Group, Brooklyn and the Brooklyn Manager shall enter into an agreement, in the form attached as Exhibit D, to terminate that certain Contribution Agreement, dated as of February 29, 2008, by and among PWP, the PWP Group, Brooklyn and the Brooklyn Manager.

(c)        Brooklyn hereby appoints PWP or its assigns as Brooklyn’s proxy, with full power of substitution, to (i) vote the Founders’ Shares at any meeting of stockholders of BPW in connection with the Transaction and any adjournments thereto or execute any written consents necessary in connection with the Transaction (subject in each case to Brooklyn’s existing obligations to vote such shares as provided in the Insider Letter (defined below)) and (ii) exchange the Sponsors’ Warrants and Founders’ Warrants in connection with any exchange offer of BPW’s warrants contemplated by any definitive documentation relating to the Transaction (collectively, the “Transaction Documents”) and execute any documents in connection therewith.  Brooklyn hereby affirms that the foregoing proxy is coupled with an interest and, subject to the terms of this Agreement, shall be irrevocable.  Brooklyn hereby agrees to execute a power of attorney if reasonably requested by PWP to effectuate the intent of clause (ii) above.

(d)        Brooklyn hereby agrees to use commercially reasonable efforts to take all reasonably necessary actions, as requested in good faith by PWP, to complete the transactions contemplated by the Transaction Documents; provided that Brooklyn will not be required to incur any liabilities, expend any funds (except to the extent Brooklyn wishes to engage third parties, such as legal counsel, to represent its interests) or take any actions on behalf of BPW, PWP or any of their respective affiliates in connection therewith.

(e)        The Brooklyn Manager hereby consents to the transfer of the Brooklyn Units contemplated by this Agreement, as required by Section 9.1 of the Operating Agreement.

8.             Conduct of Business by Brooklyn.  During the period from the date of this Agreement and continuing until the earlier of the Closing or BPW’s liquidation, Brooklyn shall, except to the extent that PWP shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices and not take any action to cause any of its representations and warranties contained in Section 4 to become untrue.

9.             Conditions to Closing.

(a)                The obligations of the Brooklyn Parties to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Brooklyn Parties:

(i)         Each representation and warranty of the PWP Parties is true and correct as of the date of this Agreement and as of the Closing Date and the Brooklyn Parties shall have received a certificate with respect to the foregoing signed on behalf of the PWP Parties (the “PWP Closing Certificate”).

(ii)        The PWP Parties shall have materially performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the PWP Closing Certificate shall include a provision to such effect.

(iii)       The PWP Parties shall have obtained all material consents, waivers and approvals required to be obtained by the PWP Parties in connection with the consummation of the transactions contemplated by the Agreement and the PWP Closing Certificate shall include a provision to such effect.

(iv)       BPW shall have consummated the Transaction.

(b)               The obligations of the PWP Parties to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the PWP Parties:

(i)         Each representation and warranty of the Brooklyn Parties is true and correct as of the date of this Agreement and as of the Closing Date and the PWP Parties shall have received a certificate with respect to the foregoing signed on behalf of the Brooklyn Parties (the “Brooklyn Closing Certificate”).

(ii)        The Brooklyn Parties shall have materially performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Brooklyn Closing Certificate shall include a provision to such effect.

(iii)       The Brooklyn Parties shall have obtained all material consents, waivers and approvals required to be obtained by the Brooklyn Parties in connection with the consummation of the transactions contemplated by the Agreement, and the Brooklyn Closing Certificate shall include a provision to such effect.

(iv)       The entities and persons listed on Schedule 9(b)(iv) shall have resigned from all of their positions and offices with Brooklyn.

(v)        BPW shall have consummated the Transaction.

10.          Expenses.  Each of the parties to this Agreement will bear its own expenses in connection with the transactions contemplated hereby and be responsible for payment of its income taxes, if any, owed as a result of its receipt of the Purchase Price or the Brooklyn Units pursuant to this Agreement.

11.          Indemnification.

(a)                By the BNYH Sellers.  Effective as of the date of this Agreement, each of the BNYH Sellers shall, jointly and severally, indemnify and hold harmless the PWP Parties and each of their respective affiliates, directors, officers, employees and representatives from and against any and all losses, damages, costs, judgments, claims, expenses or liabilities, including, without limitation, reasonable attorneys’ fees (each, a “Loss” and, collectively, the “Losses”), which may be sustained, suffered or incurred by the PWP Parties or any of their respective affiliates, directors, officers, employees and representatives, arising from or in connection with the breach of any of the Brooklyn Parties’ covenants, representations, warranties, agreements, obligations or undertakings hereunder.

(b)               By the PWP Parties.

(i)         Effective as of the date of this Agreement, each of the PWP Buyers shall, jointly and severally, indemnify and hold harmless the Brooklyn Parties and each of their respective affiliates, directors, officers, employees and representatives from and against any Losses, which may be sustained, suffered or incurred by the Brooklyn Parties or any of their respective affiliates, directors, officers, employees and representatives, arising from or in connection with the breach of any of the PWP Parties’ covenants, representations, warranties, agreements, obligations or undertakings hereunder.

(ii)        Effective as of the date of this Agreement, PWP agrees that if BPW is required to liquidate or dissolve prior to consummating a Transaction and any Losses arise pursuant to Section 4(a) of Brooklyn’s Insider Letter Agreement dated February 26, 2008 (the “Insider Letter”), PWP will indemnify Brooklyn against all such Losses.

(iii)       Effective as of the date of this Agreement, PWP agrees to indemnify the BNYH Sellers and the Brooklyn Manager for any Losses that are incurred by the Brooklyn Parties as a result of the execution by BPW of any Transaction Documents and/or the negotiation or consummation of any actual or potential Transaction after the date of this Agreement.

(c)                The obligations under this Section 11 shall survive the transfer of the Brooklyn Units and the closing of a Transaction.  The agreements contained in this Section 11 shall be in addition to any other rights such parties may have at common law or otherwise.

12.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

13.          Survival of Representations. The representations, warranties, covenants, indemnities and agreements of the parties contained in this Agreement are the only such terms made or relied upon by the parties and shall survive the consummation of the transactions contemplated hereby.

14.          Guaranty.  PWP Group hereby irrevocably and unconditionally guarantees the performance of all obligations of each of the PWP Buyers and PWP under this Agreement.

15.          Public Announcements.  Each of the parties hereto agrees that it will not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby except as may be required by law; provided, however, that any party desiring to make such disclosure (the “Disclosing Party”) shall provide the other party (the “Non-Disclosing Party”) with reasonable prior notice and allow for such Non-Disclosing Party to comment on such disclosure.  Once a disclosure has been commented on, neither party shall thereafter be required to notify the other party prior to making substantially similar disclosure.

16.          Consent to Jurisdiction.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the Borough of Manhattan in the City of New York, New York in the event any dispute arises out of this Agreement or the transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a federal or state court located in the Borough of Manhattan in the City of New York, New York.

17.          Counterparts. The parties may execute this Agreement in counterparts. Each executed counterpart will be considered an original document, and all executed counterparts, together, will constitute the same agreement. Facsimile transmission of this Agreement and retransmission of any signed facsimile transmission shall be the same as delivery of an original. At the request of any party, the parties shall confirm facsimile transmitted signatures by signing an original document.

18.          Termination.  This Agreement may be terminated at any time by the written consent of the Brooklyn Parties and the PWP Parties.  The appointment of PWP or its assigns as Brooklyn’s proxy pursuant to Section 7(c) of this Agreement shall automatically terminate, without any action by the parties hereto, upon the earlier to occur of the following: (i) such date and time as the Transaction shall become effective in accordance with the terms of the definitive transaction documents; (ii) such date and time as the closing of the purchase and sale of the Brooklyn Units pursuant to the terms of this Agreement; and (iii) such date and time as BPW enters into proceedings in bankruptcy or insolvency; makes an assignment for the benefit of creditors; files or has filed against it any petition under a bankruptcy law, a corporate reorganization law or any other law for relief as a debtor (or similar law in purpose or effect); or enters into liquidation or dissolution proceedings.

19.          Modification and Waiver. No supplement, modification or waiver of this Agreement or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

20.          Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents described herein or attached or delivered pursuant hereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated hereby.  This Agreement is not intended to, and shall not confer upon, any person other than the parties hereto any rights or remedies hereunder.

21.          Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within said state.

22.          Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23.          Further Assurances.  Each of the parties hereto agrees to promptly take or cause to be taken all actions and promptly do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.  Each party shall execute and deliver such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

                    PWP ACQUISITION GP LLC

                                                          By:    /s/ Gary S. Barancik

                                                                    Name:  Gary S. Barancik

                                                                    Title:  Authorized Person

                        PERELLA WEINBERG PARTNERS ACQUISITION LP

                                                          By:    /s/ Gary S. Barancik

                                                                    Name:  Gary S. Barancik

                                                                    Title:  Authorized Person

                        PERELLA WEINBERG PARTNERS GROUP LP

                                                          By:    /s/ Gary S. Barancik

                                                                    Name:  Gary S. Barancik

                                                                    Title:  Partner

                       BNYH BPW HOLDINGS LLC

                                                          By:    /s/ Rob Bolandian

                                                                    Name:  Rob Bolandian

                                                                    Title:  Authorized Person

                       BNYH BPW 1 LLC

                                                          By:    /s/ Rob Bolandian

                                                                    Name:  Rob Bolandian

                                                                    Title:  Authorized Person

                       BNYH BPW 2 LLC

                                                          By:    /s/ Rob Bolandian

                                                                    Name:  Rob Bolandian

                                                                    Title:  Authorized Person

                       BROOKLYN NY HOLDINGS LLC

                                                          By:    /s/ Rob Bolandian

                                                                    Name:  Rob Bolandian

                                                                    Title:  Authorized Person

Schedules

Schedule 4(l)

■     J.P. Morgan, Asset Account, Account Number Q11889005.  Balance of $0 as of the date hereof.

■     J.P. Morgan, Margin Account, Account Number 241805561.  Balance of $0 as of the date hereof.

Schedule 4(p)

■     Manager:  Brooklyn NY Holdings LLC

■     Officers:  Robert Bolandian – President and Secretary

Schedule 9(b)(iv)

■     Manager:  Brooklyn NY Holdings LLC

■     Officers:  Robert Bolandian – President and Secretary

Exhibit A

CERTIFICATE OF FORMATION

Exhibit B

TERMINATION AGREEMENT FOR BROOKLYN PURCHASE PLAN

Exhibit C

TERMINATION AGREEMENT FOR PWP PURCHASE PLAN

Exhibit D

TERMINATION OF CONTRIBUTION AGREEMENT